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TERRACE HOLDINGS, INC.
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EXHIBIT 11
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
                                                                             March 31,
                                                                             ---------
                                                                        1 9 9 8     1 9 9 7
                                                                        -------     -------
Weighted average:
 Weight Average Shares Outstanding Disregarding Potentially Dilutive
  Common Stock Purchased Warrants                                       5,111,383   4,306,400

 Plus incremental shares from assumed conversion:
  Convertible Preferred Stock                                           3,047,650

 Assuming Conversion of Warrants [1]                                           --          --
                                                                        ---------   ---------

 Common Shares Outstanding                                              8,159,033   4,306,400
                                                                        =========   =========

 Income [Loss] for Fully Diluted Calculations                           $ 133,974   $(401,404)
                                                                        =========   =========

 Basic Income[Loss] Per Common Share                                    $     .03   $    (.09)
                                                                        =========   =========

 Diluted Income [Loss] Per Common Share                                 $     .02   $    (.09)
                                                                        =========   =========

[1] Warrants to purchase common shares are excluded from the calculation as they are considered anti-dilutive. However, if effect was given to the exercise of all such warrants, common shares outstanding would have been increased by 9,488,450.